                                               Filed Pursuant to Rule 424(b)(3)
                                               Registration No. 333-63082

                THE INFORMATION IN THIS PRELIMINARY PROSPECTUS
                SUPPLEMENT IS NOT COMPLETE AND MAY BE CHANGED.

                  SUBJECT TO COMPLETION. DATED JULY 26, 2001.
       PROSPECTUS SUPPLEMENT NO.   TO THE PROSPECTUS DATED JUNE 25, 2001
               AND THE PROSPECTUS SUPPLEMENT DATED JUNE 25, 2001

[GOLDMAN SACHS LOGO]
                               THE GOLDMAN SACHS GROUP, INC.
                                Medium-Term Notes, Series B
                           -------------------------

                            $
                    CAPERS (Capped Periodic Return Securities) due 2006
                            (Linked to the Nasdaq-100 Index(R))
                           -------------------------

CAPERS are notes whose return is linked to the performance of the Nasdaq-100
Index(R), subject to an annual appreciation cap of      %. CAPERS offer 100%
principal protection of your investment in the event the Nasdaq-100 Index(R)
declines. Each note will mature on                , 2006. The notes do not bear
interest and no payments will be made on the notes prior to the stated maturity date.

On the stated maturity date, we will pay a cash amount on each note, equal to the greater of (i) the face amount of the note or (ii) the face amount of the note times the product of the index performance for each annual period (subject
to the annual cap). The annual periods will begin on                of each year
and end on                of the next year, subject to adjustments for market
disruption and non-business days.

The maximum amount that we will pay on the stated maturity date is      % of the
face amount of each note, which we will pay if the index level increases by
     % or more during each of the five annual periods. However, if the index
level increases by less than      % or decreases during any or all of the annual
periods, the amount we will pay on the stated maturity date could be substantially less, though not less than 100% of the face amount of each note. Even if the final index level is higher than the initial index level, it is possible that we will pay only the face amount on the stated maturity date.

For additional details, please refer to "Summary Information -- Key Terms" on page S-2, "Summary Information -- Q&A" on page S-3 and "Specific Terms of Your Note" on page S-12.

Investing in the notes involves risks. See "Additional Risk Factors Specific to Your Note" on page S-7 to read about investment risks relating to the notes.

ORIGINAL ISSUE DATE:              , 2001

ORIGINAL ISSUE PRICE: 100% of the face amount

NET PROCEEDS TO THE GOLDMAN SACHS GROUP, INC.:      % of the face amount
                           -------------------------

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                           -------------------------

     Goldman Sachs may use this prospectus supplement in the initial sale of the notes. In addition, Goldman, Sachs & Co. or any other affiliate of Goldman Sachs may use this prospectus supplement in a market-making transaction in a note after its initial sale. UNLESS GOLDMAN SACHS OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PROSPECTUS SUPPLEMENT IS BEING USED IN A MARKET-MAKING TRANSACTION.

     The Nasdaq-100(R), Nasdaq-100 Index(R) and Nasdaq(R) are trade or service marks of The Nasdaq Stock Market, Inc. (which with its affiliates are the Corporations) and are licensed for use by The Goldman Sachs Group, Inc. The notes have not been passed on by the Corporations as to their legality or suitability. The notes are not issued, endorsed, sold or promoted by the Corporations. THE CORPORATIONS MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE NOTES.

                              GOLDMAN, SACHS & CO.
                           -------------------------

               Prospectus Supplement dated                , 2001.

                              SUMMARY INFORMATION

     We refer to the CAPERS we are offering by this prospectus supplement as the "offered notes" or the "notes". Each of the offered notes, including your note, has the terms described below and under "Specific Terms of Your Note" on page S-12. Please note that in this prospectus supplement, references to "The Goldman Sachs Group, Inc.", "we", "our" and "us" mean only The Goldman Sachs Group, Inc. and do not include its consolidated subsidiaries. Also, references to the "accompanying prospectus" mean the accompanying Prospectus, dated June 25, 2001, as supplemented by the accompanying Prospectus Supplement, dated June 25, 2001, of The Goldman Sachs Group, Inc.

                                   KEY TERMS

ISSUER: The Goldman Sachs Group, Inc.

INDEX: Nasdaq-100 Index(R)

FACE AMOUNT: as specified in the note; $          in the aggregate for all the
offered notes

PAYMENT AMOUNT: on the stated maturity date, we will pay the holder of the note cash equal to the greater of (i) the outstanding face amount of the note or (ii) the product of the outstanding face amount of the note times the capped index performance

RESET DATES: each                , beginning on                , 2002, except
that each reset date may be extended for up to six business days; the final reset date will be the determination date

ENDING VALUE: for each reset date, the closing index level of the Nasdaq-100 index(R) on the reset date, subject to adjustment as provided below under "Specific Terms of Your Note -- Discontinuance or Modification of the Index" on page S-14

STARTING VALUE: for each reset date, the closing index level on the preceding reset date, subject to adjustment as provided in this prospectus supplement; the starting value for the first reset date is the initial index level

ANNUAL RETURN: for each reset date, the result of the ending value divided by the starting value minus one, expressed as a decimal

CAPPED ANNUAL RETURN: for each reset date, the lesser of (i) the annual return or (ii) the cap rate

PERIODIC CAPPED PERFORMANCE: for each reset date, one plus the capped annual return, expressed as a decimal

CAP RATE:

CAPPED INDEX PERFORMANCE: the product of the periodic capped performance for each reset date

INITIAL INDEX LEVEL:

STATED MATURITY DATE:             , 2006 unless extended for up to six business
days

DETERMINATION DATE: the fifth business day prior to                , unless
extended for up to five business days

NO INTEREST: the offered notes will not bear interest prior to the stated maturity date

NO LISTING: the offered notes will not be listed on any securities exchange, the Nasdaq National Market System or any electronic communications network

CALCULATION AGENT: Goldman, Sachs & Co.

BUSINESS DAY: as described on page S-15

                                      Q&A

                             HOW DO THE NOTES WORK?

      The CAPERS will have a stated maturity date 5 years after the original issue date. The return on the notes will be linked to the performance of the
Nasdaq-100 Index(R), subject to an annual appreciation cap of      %. The notes
will offer 100% principal protection. The notes will bear no interest and no other payments will be made until maturity.

      Any equity upside will be based on the product of five annual returns,
each of which is subject to an annual cap of      %.

      As discussed in the accompanying prospectus, the notes are indexed debt securities and are part of a series of debt securities entitled "Medium-Term Notes, Series B" issued by The Goldman Sachs Group, Inc. The notes will rank equally with all other unsecured and unsubordinated debt of The Goldman Sachs Group, Inc. For more details, see "Specific Terms of Your Note" on page S-12.

            WHAT WILL I RECEIVE AT THE STATED MATURITY OF THE NOTES?

      We have designed the notes for investors who want to protect their entire investment by receiving at the stated maturity at least 100% of the face amount of their note, while also having an opportunity to participate in the potential appreciation of the Nasdaq-100(R) Index above the initial index level during the
term of the notes, subject to an annual appreciation cap of      %.

      The CAPERS note payoff is computed by first determining the five annual returns of the index. Each annual period is bounded by the corresponding reset dates as shown below.

 Period 1   Period 2  Period 3   Period 4   Period 5
|         |          |         |          |         |
----------------------------------------------------
|         |          |         |          |         |
Trade   First      Second    Third     Fourth   Last Reset
Date    Reset      Reset     Reset     Reset    Date. This
        Date       Date      Date      Date     is also the
                                                determina-
                                                tion date.


      The annual return is calculated by dividing the index level at the end of the period by the index level at the beginning of that period, then subtracting one. If an annual return (expressed as a percentage) is less than or equal to
     %, then that annual return is used for that period. Otherwise, the annual
return is capped at      %. Thus,      % is used instead of the actual return
for any year during which the annual return exceeds %. We then compute the product of the five capped annual returns as follows:

     capped index performance =

     (1+ first capped annual return) X
     (1+ second capped annual return) X
     (1+ third capped annual return) X
     (1+ fourth capped annual return) X
     (1+ fifth capped annual return).

      We call this computed value the capped index performance. Finally, the value of the capped index performance (expressed as a percentage) is compared against 100%. The CAPERS note pays at maturity the outstanding face amount times the greater of the value of the capped index performance or 100%. Note that the capped index performance may be less than 100% if some of the annual returns are negative.

                             HYPOTHETICAL EXAMPLES

      The maximum possible payoff on a CAPERS note at the stated maturity is
     % times the outstanding face amount, which would occur if the cap rate is
     % and each year has an index return in excess of or equal to      %. It is
possible for a note to return only the face amount even if the final index level is higher than the initial index level. It is also possible for the capped index performance to be significantly negatively impacted by one poor performing year. However, in no event will you lose any part of your initial investment in a note if you buy the note upon issuance and hold it until the stated maturity date. For more detail about hypothetical rates of return on your note, please see the following examples and "Hypothetical Returns on Your Note" on page S-18.

      All of the following hypothetical examples are based on a note having a face amount and an initial public offering price of $1,000, a hypothetical
annual cap of 30% and reset dates of                of each year, commencing
               , 2002 and ending on                , 2006, the determination
date. The actual cap rate may be higher or lower than the assumed cap rate. They also assume that the note is purchased on the original issue date and held until the stated maturity date.

      The examples are based on a range of index levels as of each reset date that are entirely hypothetical; no one can predict what the value of the index will be on any reset date. In addition, the actual initial index level also may differ from the closing level of the index on the trade date.

EXAMPLE I: ANNUAL RETURNS EXCEED THE CAP RATE DURING EACH YEAR (MAXIMUM POSSIBLE
           RETURN ON NOTE)

           INDEX VALUE                          ANNUAL RETURN
           AT BEGINNING      INDEX VALUE AT     ((INDEX VALUE
            OF PERIOD        END OF PERIOD      AT END/INDEX
         (AS % OF INITIAL   (AS % OF INITIAL      VALUE AT       ANNUAL RETURN
PERIOD     INDEX VALUE)       INDEX VALUE)     BEGINNING)-1))       CAPPED?
------   ----------------   ----------------   --------------    -------------
Year 1        100.0%             131.0%             31.0%        Yes at 30.0%
Year 2        131.0%             172.0%             31.3%        Yes at 30.0%
Year 3        172.0%             235.0%             36.6%        Yes at 30.0%
Year 4        235.0%             315.0%             34.0%        Yes at 30.0%
Year 5        315.0%             415.0%             31.7%        Yes at 30.0%
                       CAPPED INDEX PERFORMANCE                     371.29%
                PAYMENT AMOUNT AT MATURITY (ON $1,000)             $3,712.93

Capped Index Performance = (1 + 0.300) X (1 + 0.300) X (1 + 0.300) X (1 + 0.300)
X (1 + 0.300) = 3.7129 or 371.29%.

Face Amount X Capped Index Performance = $1,000 X 3.71293 = $3,712.93

Payment on the maturity date = $3,712.93, since $3,712.93 is greater than $1000.

EXAMPLE II: FINAL INDEX VALUE IS GREATER THAN INITIAL INDEX VALUE YET NOTE ONLY
            RETURNS INITIAL PRINCIPAL AT MATURITY

           INDEX VALUE                          ANNUAL RETURN
           AT BEGINNING      INDEX VALUE AT     ((INDEX VALUE
            OF PERIOD        END OF PERIOD      AT END/INDEX
         (AS % OF INITIAL   (AS % OF INITIAL      VALUE AT       ANNUAL RETURN
PERIOD     INDEX VALUE)       INDEX VALUE)     BEGINNING)-1))       CAPPED?
------   ----------------   ----------------   --------------    -------------
Year 1        100.0%             115.0%              15.0%       No, use 15.0%
Year 2        115.0%              95.0%             -17.4%       No, use -17.4%
Year 3         95.0%             105.0%              10.5%       No, use 10.5%
Year 4        105.0%             124.0%              18.1%       No, use 18.1%
Year 5        124.0%             163.0%              31.5%       Yes, at 30.0%
                       CAPPED INDEX PERFORMANCE                     161.20%
                PAYMENT AMOUNT AT MATURITY (ON $1,000)             $1,612.00

Capped index performance = (1 + 0.150) X (1- 0.174) X (1 + 0.105) X (1 + 0.181)
X (1 + 0.300) = 1.6120 or 161.20%.

Face amount X capped index performance = $1,000 X 1.61200 = $1,612.00

Payment on the maturity date = $1,612.00, since $1,612.00 is greater than $1000.

EXAMPLE III: ANNUAL RETURNS ARE MIXED BUT NOTE RETURN IS LESS THAN THE INDEX
             RETURN

           INDEX VALUE                          ANNUAL RETURN
           AT BEGINNING      INDEX VALUE AT     ((INDEX VALUE
            OF PERIOD        END OF PERIOD      AT END/INDEX
         (AS % OF INITIAL   (AS % OF INITIAL      VALUE AT       ANNUAL RETURN
PERIOD     INDEX VALUE)       INDEX VALUE)     BEGINNING)-1))       CAPPED?
------   ----------------   ----------------   --------------    -------------
Year 1        100.0%             117.0%              17.0%       No, use 17.0%
Year 2        117.0%              61.0%             -47.9%       No, use -47.9%
Year 3         61.0%             100.0%              63.9%       Yes, at 30.0%
Year 4        100.0%             112.0%              12.0%       No, use 12.0%
Year 5        112.0%             120.0%               7.1%        No, use 7.1%
                       CAPPED INDEX PERFORMANCE                      95.16%
                PAYMENT AMOUNT AT MATURITY (ON $1,000)             $1,000.00

Capped index performance = (1 + 0.170) X (1 -- 0.479) X (1 + 0.639) X (1 +
0.120) X (1 + 0.071) = 0.9516 or 95.16%.

Face amount X capped index performance = $1,000 X 0.95160 = $951.60

Payment on the maturity date = $1,000.00, since $1,000.00 is greater than $951.60.

                           -------------------------

               WHO PUBLISHES THE INDEX AND WHAT DOES IT MEASURE?

      The Nasdaq-100 Index(R) is a modified capitalization-weighted index of 100 of the largest and most actively traded stocks of non-financial companies listed on the Nasdaq National Market tier of the National Market System. The index was first published in January 1985 and includes companies across a variety of major industry groups. As of June 30, 2001, the major industry groups covered in the index (listed according to their respective capitalization in the index) were as follows: computer and office equipment (33.2%), computer software/services (34.2%), telecommunications (14.9%), biotechnology (9.9%), services (2.8%), retail/wholesale trade (3.4%), health care (0.9%) and manufacturing (0.7%). Current information regarding the market value of the index is available from Nasdaq(R) and from numerous market information services. The index is determined, comprised and calculated by Nasdaq(R) without regard to the offered notes.

      For further information, please see "The Index" on page S-24.

                               WHAT ABOUT TAXES?

      If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income from the notes over their term based upon an estimated yield for the notes, even though you will not receive any payments from us until maturity. This estimated yield is determined solely to calculate the amount you will be taxed on prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize upon the sale or maturity of the notes will be taxed as ordinary interest income. If you purchase the notes at a time other than the original issue date, the tax consequences to you may be different.

      For further information you should refer to "Supplemental Discussion of United States Federal Income Tax Consequences" on page S-29.

                 ADDITIONAL RISK FACTORS SPECIFIC TO YOUR NOTE

     An investment in your note is subject to the risks described below, as well as the risks described under "Considerations Relating to Indexed Securities" in the accompanying prospectus dated June 25, 2001. Your note is a riskier investment than ordinary debt securities. Also, your note is not equivalent to investing directly in the index stocks, i.e., the stocks comprising the index to which your note is linked. You should carefully consider whether the offered notes are suited to your particular circumstances.

                  THE POTENTIAL RETURN ON YOUR NOTE IS LIMITED

      Your ability to participate in any rise in the level of the index is limited. Because of the formula that we will use to determine the payment amount, the amount you receive on the stated maturity date may result in a lower rate of return on your note than you would have received had you invested in another security linked to the index or in the index stocks directly. Moreover, even if the final index level is higher than the initial index level, it is possible that we will pay only the face amount on the stated maturity date.

      In particular, you should note the following about the formula used to determine the payment amount:

- Your exposure to the depreciation of the index in any annual period is not limited and any negative annual returns limit the benefit of any past or future positive annual returns. This is the case because the capped index performance is calculated by multiplying the index performance for each annual period, subject to a cap but not a floor. As a result, the likelihood that the capped index performance will be less than 100% (and thus on the stated maturity date you will only receive the face amount of the note) increases as the number and magnitude of negative annual returns increase. Because your note is principal protected, however, you will not receive less than the outstanding face amount of your note on the stated maturity date.

- Your ability to participate in the appreciation of the index during any annual period is limited. Because of the cap rate, the capped annual return will
  never exceed      %. This means that, no matter how much the index may
  increase from one reset date to the next (or from the initial index level to the first reset date), the increase for any such period that will be reflected in calculating the payment amount on your note will never exceed the cap rate. Consequently, the cap rate will limit the highest return you can receive on the stated maturity date.

      As a result of the cap rate and the formula used to determine the payment amount, the maximum amount that we will pay on the stated maturity date is
     % of the outstanding face amount of each note, which we will pay if the
index level increases by      % or more during each of the five annual periods.
However, if the index level increases by less than      % or decreases during
any or all of the annual periods, the amount we will pay on the stated maturity date could be substantially less, though not less than 100% of the outstanding face amount of each note.

                   YOUR NOTE DOES NOT BEAR PERIODIC INTEREST

      You will not receive any periodic interest payments on your note. Even if the amount payable on your note on the stated maturity date exceeds the face amount of your note, the over-all return you earn on your note may be less than you would have earned by investing in a debt security that bears interest at a prevailing market rate. Moreover, under applicable United States tax law as described under "Supplemental Discussion of Federal Income Tax Consequences", you will have to pay tax on deemed interest amounts even though your note does not bear periodic interest.

THE RETURN ON YOUR NOTE WILL NOT REFLECT ANY DIVIDENDS PAID ON THE INDEX STOCKS

      The index sponsor calculates the level of the index by reference to the prices of the common stocks included in the index, without taking account of the value of dividends paid on those stocks. As a result, the return on your note will not reflect the return you would realize if you actually owned the stocks included in the index and received the dividends paid on those stocks. You will not receive any dividends that may be paid on any of the index stocks by the index stock issuers.

 THE MARKET PRICE OF YOUR NOTE MAY BE INFLUENCED BY MANY UNPREDICTABLE FACTORS

      The following factors, many of which are beyond our control, will influence the market value of your note:

- the index level;

- the volatility -- i.e., the frequency and magnitude of changes in the level of the index;
  -- As indicated under "The Index -- Historical Closing Levels of the Index", the level of the index has been highly volatile at times. It is impossible to predict whether the index level will rise or fall;

- the dividend rate on the index stocks;

- economic, financial, regulatory and political events that affect stock markets generally and the market segments of which the index stocks are a part, and which may affect the level of the index;

- interest and yield rates in the market;

- the time remaining until your note matures; and

- our creditworthiness.

      These factors will influence the price you will receive if you sell your note prior to maturity. If you sell your note prior to maturity, you may receive less than the outstanding face amount of your note. You cannot predict the future performance of the index based on its historical performance.

                     IF THE LEVEL OF THE INDEX CHANGES, THE
                       MARKET VALUE OF YOUR NOTE MAY NOT
                           CHANGE IN THE SAME MANNER

      Your note may trade quite differently from the performance of the index. Changes in the level of the index may not result in a comparable change in the market value of your note. In part, this is because each annual return is
limited up to      %. Even if the level of the index on any reset date exceeds
the level on the prior reset date by more than      %, the market value of your
note likely will be less than it would have been had your note not been subject to a cap rate.

                       TRADING AND OTHER TRANSACTIONS BY
                       GOLDMAN SACHS IN SECURITIES LINKED
                       TO THE INDEX STOCKS MAY IMPAIR THE
                               VALUE OF YOUR NOTE

      As we describe under "Use of Proceeds and Hedging" below, we, through Goldman, Sachs & Co. or one or more of our other affiliates, expect to hedge our obligations under the offered notes by purchasing some or all of the index stocks, options or futures on the index or index stocks or other instruments linked to the index or index stocks. We also expect to adjust the hedge by, among other things, purchasing or selling any of the foregoing, at any time and from time to time, and to unwind our hedge by selling any of the foregoing, perhaps on or before the determination date. We may also enter into, adjust and unwind hedging transactions relating to other index-linked notes whose returns are linked to the same index. Any of these hedging activities may adversely affect the index level -- directly or indirectly by affecting the price of the index stocks -- and therefore the market value of your note and the amount we will pay on your note at maturity. It is possible that we, through our affiliates, could receive substantial returns with respect to our hedging activities while the value of your note may decline. See "Use of Proceeds and Hedging" for a further discussion of securities transactions in which we or one or more of our affiliates may engage.

      Goldman, Sachs & Co. and our other affiliates may also engage in trading in one or more of the index stocks or instruments whose returns are linked to the index or index stocks for their proprietary accounts, for other accounts under their management or to facilitate transactions, including block transactions, on behalf of customers. Any of these activities of Goldman, Sachs & Co. or our other affiliates could adversely affect the index level -- directly or indirectly by affecting the price of the index stocks -- and, therefore, the market value of your note and the amount we will pay on your note at maturity. We may also issue, and Goldman, Sachs & Co. and our other affiliates may also issue or underwrite, other securities or financial or derivative instruments with returns linked to changes in the level of the index or one or more of the index stocks. By introducing competing products into the marketplace in this manner, we or our affiliates could adversely affect the market value of your note and the amount we will pay on your note at maturity.

                       YOU HAVE NO SHAREHOLDER RIGHTS OR
                          RIGHTS TO RECEIVE ANY STOCK

      Investing in your note will not make you a holder of any of the index stocks. Neither you nor any other holder or owner of your note will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the index stocks. Your note will be paid in cash, and you will have no right to receive delivery of any index stocks.

                  OUR BUSINESS ACTIVITIES MAY CREATE CONFLICTS
                         OF INTEREST BETWEEN YOU AND US

      As we have noted above, Goldman, Sachs & Co. and our other affiliates expect to engage in trading activities related to the index and the index stocks that are not for your account or on your behalf. These trading activities may present a conflict between your interest in your note and the interests Goldman, Sachs & Co. and our other affiliates will have in their proprietary accounts, in facilitating transactions, including block trades, for their customers and in accounts under their management. These trading activities, if they influence the level of the index, could be adverse to your interests as a beneficial owner of your note.

      Goldman, Sachs & Co. and our other affiliates may, at present or in the future, engage in business with the issuers of the index stocks, including making loans to or equity investments in those companies or providing advisory services to those companies. These services could include merger and acquisition advisory services. These activities may present a conflict between the obligations of Goldman, Sachs & Co. or another affiliate of Goldman Sachs and your interests as a beneficial owner of a note. Moreover, one or more of our affiliates have published and in the future expect to publish research reports with respect to some or all of the issuers of the index stocks and with respect to the index itself. Any of these activities by any of our affiliates may affect the level of the index and, therefore, the market value of your note and the amount we will pay on your note at maturity.

   AS CALCULATION AGENT, GOLDMAN, SACHS & CO. WILL HAVE THE AUTHORITY TO MAKE DETERMINATIONS THAT COULD AFFECT THE MARKET VALUE OF YOUR NOTE, WHEN YOUR NOTE
                 MATURES AND THE AMOUNT YOU RECEIVE AT MATURITY

      As calculation agent for your note, Goldman, Sachs & Co. will have discretion in making various determinations that affect your note, including determining each starting value and ending value and the final index value on the determination date, which we will use to calculate how much cash we must pay on the stated maturity date, and determining whether to postpone the stated maturity date because of a market disruption event. See "Specific Terms of Your Note" below. The exercise of this discretion by Goldman, Sachs & Co. could adversely affect the value of your note and may present Goldman, Sachs & Co. with a conflict of interest of the kind described under "-- Our Business Activities May Create Conflicts of Interest Between You and Us" above.

THE POLICIES OF THE INDEX SPONSOR AND CHANGES THAT AFFECT THE INDEX OR THE INDEX
    STOCKS COULD AFFECT THE AMOUNT PAYABLE ON YOUR NOTE AND ITS MARKET VALUE

      The policies of the index sponsor concerning the calculation of the index level, additions, deletions or substitutions of index stocks and the manner in which changes affecting the index stocks or their issuers, such as stock dividends, reorganizations or mergers, are reflected in the index level could affect the index level and, therefore, the amount payable on your note on the stated maturity date and the market value of your note prior to that date. The amount payable on your note and its market value could also be affected if the index sponsor changes these policies, for example by changing the manner in which it calculates the index level, or if the index sponsor discontinues or suspends calculation or publication of the index level, in which case it may become difficult to determine the market value of your note. If events such as these occur, or if the index level is not available because of a market disruption event or for any other reason, the calculation agent -- which initially will be Goldman, Sachs & Co., our affiliate -- may determine the index level on any particular reset date (including the determination date) -- and thus the periodic capped performance for the reset date and, ultimately, the amount payable on the stated maturity date -- in a manner it considers appropriate, in its sole discretion. We describe the discretion that the calculation agent will have in determining the index level on each reset date (including the determination date) and the amount payable on your note more fully under "Specific Terms of Your Note -- Discontinuance or Modification of the Index" and "-- Role of Calculation Agent".

                   THERE IS NO AFFILIATION BETWEEN THE INDEX
                      STOCK ISSUERS AND US, AND WE ARE NOT
                         RESPONSIBLE FOR ANY DISCLOSURE
                           BY THE INDEX STOCK ISSUERS

      Goldman Sachs is not affiliated with the issuers of the index stocks or the index sponsor. As we have told you above, however, we or our affiliates may currently or from time to time in the future engage in business with the index stock issuers. Nevertheless, neither we nor any of our affiliates assumes any responsibility for the adequacy or accuracy of any publicly available information about the index stock issuers. You, as an investor in your note, should make your own investigation into the index and the index stock issuers. See "The Index" below for additional information about the index.

      Neither the index sponsor nor the index stock issuers are involved in this offering of your note in any way and none of them have any obligation of any sort with respect to your note. Thus, neither the index sponsor nor the index stock issuers have any obligation to take your interests into consideration for any reason, including in taking any corporate actions that might affect the value of your note.

                             YOUR NOTE MAY NOT HAVE
                            AN ACTIVE TRADING MARKET

      We do not plan to have your note listed on any securities exchange, the Nasdaq National Market System or any electronic communications network, and there may be little or no secondary market for your note. Even if a secondary market for your note develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your note in any secondary market could be substantial.

                    WE CAN POSTPONE THE STATED MATURITY DATE
                      IF A MARKET DISRUPTION EVENT OCCURS

      If the calculation agent determines that, on the determination date, a market disruption event has occurred or is continuing, the determination date will be postponed until the first business day on which no market disruption event occurs or is continuing. As a result, the stated maturity date for your note will also be postponed, although not by more than six business days. Thus, you may not receive the cash payment that we are obligated to deliver on the stated maturity date until several days after the originally scheduled due date. Moreover, if the closing level of the index is not available on the determination date because of a continuing market disruption event or for any other reason, the calculation agent will nevertheless determine the final index level based on its assessment, made in its sole discretion, of the level of the index at that time.

                      CERTAIN CONSIDERATIONS FOR INSURANCE
                      COMPANIES AND EMPLOYEE BENEFIT PLANS

      Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call "ERISA", or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the offered notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the offered notes could become a "prohibited transaction" under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the offered notes. This is discussed in more detail under "Employee Retirement Income Security Act" below.

                          SPECIFIC TERMS OF YOUR NOTE

      Please note that in this section entitled "Specific Terms of Your Note", references to "holders" mean those who own notes registered in their own names, on the books that we or the trustee maintain for this purpose, and not indirect holders who own beneficial interests in notes registered in street name or in notes issued in book-entry form through The Depository Trust Company. Please review the special considerations that apply to indirect holders in the accompanying prospectus, under "Legal Ownership and Book-Entry Issuance".

      The offered notes are part of a series of debt securities, entitled "Medium-Term Notes, Series B", that we may issue under the indenture from time to time. The offered notes are also "indexed debt securities", as defined in the accompanying prospectus. This prospectus supplement summarizes specific financial and other terms that apply to the offered notes, including your note; terms that apply generally to all Series B medium-term notes are described in "Description of Notes We May Offer" in the accompanying prospectus. The terms described here supplement those described in the accompanying prospectus and, if the terms described here are inconsistent with those described there, the terms described here are controlling.

      In addition to those terms described on the first two pages, the following terms will apply to your note:

      NO INTEREST: we will pay no interest on your note.

      SPECIFIED CURRENCY:

- U.S. Dollars

      FORM OF NOTE:

- global form only: yes, at DTC

- non-global form available: no

      DENOMINATIONS: each note registered in the name of a holder must have a
face amount of $          or any multiple of $          in excess of
$          .

      DEFEASANCE APPLIES AS FOLLOWS:

- full defeasance: no

- covenant defeasance: no

      OTHER TERMS:

- the default amount will be payable on any acceleration of the maturity of your note as described under "-- Special Calculation Provisions" below

- a business day for your note will not be the same as a business day for our other Series B medium-term notes, as described under "-- Special Calculation Provisions" below

      Please note that the information about the original issue date, original issue price and net proceeds to The Goldman Sachs Group, Inc. on the front cover page relates only to the initial sale of the notes. If you have purchased your note in a market-making transaction after the initial sale, information about the price and date of sale to you will be provided in a separate confirmation of sale.

      We describe the terms of your note in more detail below.

                     INDEX, INDEX SPONSOR AND INDEX STOCKS

      In this prospectus supplement, when we refer to the index, we mean the index specified on the cover page, or any successor index, as it may be modified, replaced or adjusted from time to time as described under "-- Discontinuance or Modification of the Index" below. When we refer to the index sponsor as of any time, we mean the entity, including any successor sponsor, that determines and publishes the index as then in effect. When we refer to the index stocks as of any time, we mean the stocks that comprise the index as then in effect, after giving effect to any additions, deletions or substitutions.

                  PAYMENT OF PRINCIPAL ON STATED MATURITY DATE

      On the stated maturity date, we will pay as principal, to the holder of your note, cash in an amount equal to the greater of:

- the face amount of your note outstanding on that date or

- the product of the outstanding face amount of your note times the capped index performance.

      The CAPPED INDEX PERFORMANCE will equal the product of the periodic capped performance for each of the five reset dates. The PERIODIC CAPPED PERFORMANCE for any reset date will equal one plus the capped annual return, expressed as a decimal. We describe the capped annual return for each reset date on the "Key Terms" page of this prospectus supplement. We describe the reset dates below.

      Because of the cap rate, the highest periodic capped performance for any reset date will be 100% plus the cap rate; consequently, the capped index performance and the amount payable on your note on the stated maturity date will be limited, even if the index level on the determination date exceeds the initial index level times the capped index performance. Because your note is principal protected, we will not pay less than the outstanding face amount of your note on the stated maturity date, even if the index level on the determination date is lower than the initial index level.

      The calculation agent will determine the starting value and the ending value for each reset date (including the determination date) by reference to the closing levels of the index on the relevant days. The closing level of the index on any particular day will be the closing level on that day as calculated and published by the index sponsor. However, the calculation agent will have discretion to adjust the closing level on any particular day or to determine it in a different manner as described under "-- Discontinuance or Modification of the Index" below.

RESET DATES

      The reset dates will be each                , beginning with
               , 2002, except that (i) any reset date that would otherwise fall on a day that is not a business day will instead fall on the next following business day and (ii) the last reset date will be the determination date. The determination date is described under "-- Determination Date" below. In addition, if the calculation agent determines that a market disruption event occurs or is continuing on any day that would otherwise be a reset date, then, with the exception of the last reset date (which will be determined as described under "-- Determination Date" below), the reset date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing, provided that a reset date will never be later than the fifth business day after (unless the relevant is not a business day, in which case not later than the sixth business day after that date).

STATED MATURITY DATE

      The stated maturity date will be                unless that day is not a
business day, in which case the stated maturity date will be the next following business day. If the fifth business day before this applicable day is not the determination date described below, however, then the stated maturity date will be the fifth business day following the determination date, provided that the stated maturity date will never be later than the fifth business day after
               or, if                is not a business day, later than the sixth
business day after                . The calculation agent may postpone the
determination date -- and therefore the stated maturity date -- if a market disruption event occurs or is continuing on a day that would otherwise be the determination date. We describe market disruption events under "-- Special Calculation Provisions" below.

DETERMINATION DATE

      The determination date will be the fifth business day prior to unless the calculation agent determines that a market disruption event occurs or is continuing on that fifth prior business day. In that event, the determination date will be the first following business day on which the calculation agent determines that a market disruption event does not occur and is not continuing. In no event, however, will the determination date be later than or, if is not a business day, later than the first business day after
               .

CONSEQUENCES OF A MARKET DISRUPTION EVENT

      As indicated above, if a market disruption event occurs or is continuing on a day that would otherwise be a reset date or the determination date, then the reset date or determination date, as applicable, will be postponed to the next business day on which a market disruption event does not occur and is not continuing. In no event, however, will a reset date or the determination date be postponed by more than five business days. If a reset date or the determination date is postponed to the last possible day but a market disruption event occurs or is continuing on that day, that day will nevertheless be the reset date or determination date, as applicable. If the calculation agent determines that closing index level that must be used to determine the payment amount is not available on the relevant reset or determination date, either because of a market disruption event or for any other reason, the calculation agent will nevertheless determine the final index level based on its assessment, made in its sole discretion, of the level of the index on the relevant day.

                  DISCONTINUANCE OR MODIFICATION OF THE INDEX

      If the index sponsor discontinues publication of the index and the index sponsor or anyone else publishes a substitute index that the calculation agent determines is comparable to the index, then the calculation agent will determine the amount payable on the stated maturity date by reference to the substitute index. We refer to any substitute index approved by the calculation agent as a successor index.

      If the calculation agent determines that the publication of the index is discontinued and there is no successor index, or that the level of the index is not available on any reset date (including the determination date) because of a market disruption event or for any other reason, the calculation agent will determine the starting value and/or the ending value for the relevant reset date, and thus the capped index performance and the amount payable on the stated maturity date, by a computation methodology that the calculation agent determines will as closely as reasonably possible replicate the index.

      If the calculation agent determines that the index, the stocks comprising the index or the method of calculating the index is changed at any time in any respect -- including any addition, deletion or substitution and any reweighting or rebalancing of index stocks and whether the change is made by the index sponsor under its existing policies or following a modification of those policies, is due to the publication of a successor index, is due to events affecting one or more of the index stocks or their issuers or is due to any other reason -- then the calculation agent will be permitted (but not required) to make such adjustments in the index or the method of its calculation as it believes are appropriate to ensure that the index level used to determine the starting value and/or ending value for any reset date (including the determination date), and thus the capped index performance and the amount payable on the stated maturity date, is equitable.

      Any adjustments made to the closing level of the index on any reset date (including the determination date) may differ from those made to the closing level of the index on any other reset date, and these adjustments may be made with respect to one or more reset dates but not with respect to all reset dates. The calculation agent is not obligated to make any such adjustments.

      All determinations and adjustments to be made by the index sponsor or the calculation agent with respect to the index may be made by the index sponsor or the calculation agent, as the case may be, in its sole discretion.

                         DEFAULT AMOUNT ON ACCELERATION

      If an event of default occurs and the maturity of your note is accelerated, we will pay the default amount in respect of the principal of your note at the maturity. We describe the default amount under "-- Special Calculation Provisions" below.

      For the purpose of determining whether the holders of our Series B medium-term notes, which include the offered notes, are entitled to take any action under the indenture, we will treat the outstanding face amount of each offered note as the outstanding principal amount of that note. Although the terms of the offered notes differ from those of the other Series B medium-term notes, holders of specified percentages in principal amount of all Series B medium-term notes, together in some cases with other series of our debt securities, will be able to take action affecting all the Series B medium-term notes, including the offered notes. This action may involve changing some of the terms that apply to the Series B medium-term notes, accelerating the maturity of the Series B medium-term notes after a default or waiving some of our obligations under the indenture. We discuss these matters in the accompanying prospectus under "Description of Debt Securities We May Offer -- Default, Remedies and Waiver of Default" and "-- Modification of the Indentures and Waiver of Covenants".

                               MANNER OF PAYMENT

      Any payment on your note at maturity will be made to an account designated by the holder of your note and approved by us, or at the office of the trustee in New York City, but only when your note is surrendered to the trustee at that office. We also may make any payment in accordance with the applicable procedures of the depositary.

                             MODIFIED BUSINESS DAY

      As described in the accompanying prospectus, any payment on your note that would otherwise be due on a day that is not a business day may instead be paid on the next day that is a business day, with the same effect as if paid on the original due date. For your note, however, the term business day has a different meaning than it does for other Series B medium-term notes. We discuss this term under "-- Special Calculation Provisions" below.

                           ROLE OF CALCULATION AGENT

      The calculation agent in its sole discretion will make all determinations regarding the index, the reset dates, the starting value, ending value, annual return, capped annual return and periodic capped performance for each reset date, market disruption events, business days, the default amount and the cash to be paid on your note. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

      Please note that Goldman Sachs & Co., our affiliate, is the calculation agent as of the original issue date of your note. We may change the calculation agent after the original issue date without notice.

                         SPECIAL CALCULATION PROVISIONS

BUSINESS DAY

      When we refer to a business day with respect to your note, we mean a day that is a business day of the kind described in the accompanying prospectus and that is also a day on which the New York Stock Exchange and the Nasdaq National Market System are open for trading and on which the index sponsor is open for business and the index is calculated and published by the index sponsor.

DEFAULT AMOUNT

      The default amount for your note on any day will be an amount, in the specified currency for the principal of your note, equal to the cost of having a qualified financial institution, of the kind and selected as described below, expressly assume all our payment and other obligations with respect to your note as of that day and as if no default or acceleration had occurred, or to undertake other obligations providing substantially equivalent economic value to you with respect to your note. That cost will equal:

- the lowest amount that a qualified financial institution would charge to effect this assumption or undertaking, plus

- the reasonable expenses, including reasonable attorneys' fees, incurred by the holder of your note in preparing any documentation necessary for this assumption or undertaking.

      During the default quotation period for your note, which we describe below, the holder and/or we may request a qualified financial institution to provide a quotation of the amount it would charge to effect this assumption or undertaking. If either party obtains a quotation, it must notify the other party in writing of the quotation. The amount referred to in the first bullet point above will equal the lowest -- or, if there is only one, the only -- quotation obtained, and as to which notice is so given, during the default quotation period. With respect to any quotation, however, the party not obtaining the quotation may object, on reasonable and significant grounds, to the assumption or undertaking by the qualified financial institution providing the quotation and notify the other party in writing of those grounds within two business days after the last day of the default quotation period, in which case that quotation will be disregarded in determining the default amount.

DEFAULT QUOTATION PERIOD

      The default quotation period is the period beginning on the day the default amount first becomes due and ending on the third business day after that day, unless:

- no quotation of the kind referred to above is obtained or

- every quotation of that kind obtained is objected to within five business days after the due day as described above.

      If either of these two events occurs, the default quotation period will continue until the third business day after the first business day on which prompt notice of a quotation is given as described above. If that quotation is objected to as described above within five business days after that first business day, however, the default quotation period will continue as described in the prior sentence and this sentence.

      In any event, if the default quotation period and the subsequent two business day objection period have not ended before the determination date, then the default amount will equal the principal amount of your note.

QUALIFIED FINANCIAL INSTITUTIONS

      For the purpose of determining the default amount at any time, a qualified financial institution must be a financial institution organized under the laws of any jurisdiction in the United States of America, Europe or Japan, which at that time has outstanding debt obligations with a stated maturity of one year or less from the date of issue and rated either:

- A-1 or higher by Standard & Poor's Ratings Group or any successor, or any other comparable rating then used by that rating agency, or

- P-1 or higher by Moody's Investors Service, Inc. or any successor, or any other comparable rating then used by that rating agency.

MARKET DISRUPTION EVENT

      Any of the following will be a market disruption event:

- a suspension, absence or material limitation of trading in index stocks constituting 20% or more, by weight, of the index on their respective primary markets, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

- a suspension, absence or material limitation of trading in option or futures contracts relating to the index or to index stocks constituting 20% or more, by weight, of the index, if available, in the respective primary markets for those contracts, in each case for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion, or

- index stocks constituting 20% or more, by weight, of the index, or option or futures contracts relating to the index or to index stocks constituting 20% or more, by weight, of the index, if available, do not trade on what were the respective primary markets for those index stocks or contracts, as determined by the calculation agent in its sole discretion, and, in any of these events, the calculation agent determines in its sole discretion that the event materially interferes with the ability of The Goldman Sachs Group, Inc. or any of its affiliates to unwind all or a material portion of a hedge with respect to the offered notes that we or our affiliates have effected or may effect as described under "Use of Proceeds and Hedging" below.

      The following events will not be market disruption events:

- a limitation on the hours or numbers of days of trading, but only if the limitation results from a previously announced change in the regular business hours of the relevant market, and

- a decision to permanently discontinue trading in the option or futures contracts relating to the index or to any index stock.

      For this purpose, an "absence of trading" in the primary securities market on which an index stock, or on which option or futures contracts relating to the index or an index stock, are traded will not include any time when that market is itself closed for trading under ordinary circumstances. In contrast, a suspension or limitation of trading in an index stock or in option or futures contracts relating to the index or an index stock, if available, in the primary market for that stock or those contracts, by reason of:

- a price change exceeding limits set by that market, or

- an imbalance of orders relating to that stock or those contracts, or

- a disparity in bid and ask quotes relating to that stock or those contracts,

will constitute a suspension or material limitation of trading in that stock or those contracts in that primary market.

      As is the case throughout this prospectus supplement, references to the index in this description of market disruption events includes the index and any successor index as it may be modified, replaced or adjusted from time to time.

                       HYPOTHETICAL RETURNS ON YOUR NOTE

      The tables below set forth the amount in cash that would be payable for each $1,000 face amount of your note on the stated maturity date if the periodic returns for each period had the hypothetical values set forth in each of the tables. Each annual period is bounded by the corresponding reset date as shown below.

 Period 1   Period 2  Period 3   Period 4   Period 5
|         |          |         |          |         |
----------------------------------------------------
|         |          |         |          |         |
Trade   First      Second    Third     Fourth   Last Reset
Date    Reset      Reset     Reset     Reset    Date. This
        Date       Date      Date      Date     is also the
                                                determina-
                                                tion date.


      The following tables are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and are intended merely to illustrate the impact that various hypothetical index levels on the reset dates, and trends in changes in the index level, could have on the payment amount, assuming all other variables remained constant.

      The tables below assume that there is no change in or affecting any of the index stocks or the method by which the index sponsor calculates the index level, that there is no change in the relative weighting of any index stock, and that no market disruption event occurs.

      The information in the tables reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date and held to the stated maturity date. If you sell your note prior to the stated maturity date, your return will depend upon the market value of your note at the time of sale, which may be affected by a number of factors that are not reflected in the tables below. For a discussion of some of these factors, see "Additional Risk Factors Specific to Your Note" above.

          ASSUMPTIONS
Face amount                       $1,000
Original issue price, expressed
as a percentage of the face
amount                              100%
Cap rate                            0.30
Maturity                         5 years
Reset frequency                   annual
No change in or affecting any of the
index stocks or the method by which the
index sponsor calculates the index level
No change in the relative weighting of
any index stock
No market disruption event occurs

      The actual initial index level will not be determined until the trade date and is likely to differ from the assumed initial index level. The actual initial index level also may differ from the closing level of the index on the trade date.

      We have assumed that the cap rate will be the rate shown in the box above. If the actual cap rate, as determined on the trade date, were to differ from the assumed cap rate, the hypothetical periodic capped performances and the total payments at maturity shown in the tables below could differ substantially from those based on the actual cap rate. The actual cap rate may be higher or lower than the assumed cap rate.

      The index has been highly volatile in the past and its performance cannot be predicted for any future period. For information about the level of the index during recent periods, see "The Index -- Historical Information" below.

      Any rate of return you may earn on an investment in the notes may be lower than that which you could earn on a comparable investment in the index stocks. Among other things, the return on the notes will not reflect any dividends that may be paid on the index stocks. Also, the hypothetical returns shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your note, tax liabilities could affect the after-tax rate of return on your note to a comparatively greater extent than the after-tax return on the index stocks.

      In each of the tables below, the hypothetical periodic return is calculated by dividing the index value at the end of the period by the index value at the beginning of the period, then subtracting one. If an annual return (expressed as a percentage) is less than or equal to 30%, then that annual return is used for that period. Otherwise, the annual return is capped at 30%. That is, 30% is used instead of the actual return for any year during which the annual return exceeds 30%. We then compute the product of the five capped annual returns as follows:

      capped index performance =

      (1 + first capped annual return) X
      (1 + second capped annual return) X
      (1 + third capped annual return) X
      (1 + fourth capped annual return) X
      (1 + fifth capped annual return).

      Finally, the value of the capped index performance (expressed as a percentage) is compared against 100%. The CAPERS note pays at maturity the face amount times the greater of the value of the capped index performance or 100%. Note that the capped index performance may be less than 100% if some of the annual returns are negative.

EXAMPLE I: ANNUAL RETURNS EXCEED THE CAP RATE DURING EACH YEAR (MAXIMUM POSSIBLE
           RETURN ON NOTE)

           INDEX VALUE                         ANNUAL RETURN
           AT BEGINNING      INDEX VALUE AT    ((INDEX VALUE
            OF PERIOD        END OF PERIOD      AT END/INDEX
         (AS % OF INITIAL   (AS % OF INITIAL      VALUE AT      ANNUAL RETURN
PERIOD     INDEX VALUE)       INDEX VALUE)     BEGINNING)-1))      CAPPED?
------   ----------------   ----------------   --------------   -------------
Year 1        100.0%             131.0%             31.0%       Yes at 30.0%
Year 2        131.0%             172.0%             31.3%       Yes at 30.0%
Year 3        172.0%             235.0%             36.6%       Yes at 30.0%
Year 4        235.0%             315.0%             34.0%       Yes at 30.0%
Year 5        315.0%             415.0%             31.7%       Yes at 30.0%
                  CAPPED INDEX PERFORMANCE                         371.29%
           PAYMENT AMOUNT AT MATURITY (ON $1,000)                 $3,712.93

Capped Index Performance = (1 + 0.300) X (1 + 0.300) X (1 + 0.300) X (1 + 0.300)
X (1 + 0.300) = 3.7129 or 371.29%.

Face Amount X Capped Index Performance = $1,000 X 3.71293 = $3,712.93

Payment on the maturity date = $3,712.93, since $3,712.93 is greater than $1000.

EXAMPLE II: FINAL INDEX VALUE IS GREATER THAN INITIAL INDEX VALUE YET NOTE ONLY
            RETURNS INITIAL PRINCIPAL AT MATURITY

           INDEX VALUE                         ANNUAL RETURN
           AT BEGINNING      INDEX VALUE AT    ((INDEX VALUE
            OF PERIOD        END OF PERIOD      AT END/INDEX
         (AS % OF INITIAL   (AS % OF INITIAL      VALUE AT      ANNUAL RETURN
PERIOD     INDEX VALUE)       INDEX VALUE)     BEGINNING)-1))      CAPPED?
------   ----------------   ----------------   --------------   --------------
Year 1        100.0%             115.0%             15.0%       No, use 15.0%
Year 2        115.0%              95.0%            -17.4%       No, use -17.4%
Year 3         95.0%             105.0%             10.5%       No, use 10.5%
Year 4        105.0%             124.0%             18.1%       No, use 18.1%
Year 5        124.0%             163.0%             31.5%       Yes, at 30.0%
                  CAPPED INDEX PERFORMANCE                         161.20%

           PAYMENT AMOUNT AT MATURITY (ON $1,000)                 $1,612.00

Capped index performance = (1 + 0.150) X (1 - 0.174) X (1 + 0.105) X (1 + 0.181)
X (1 + 0.300) = 1.6120 or 161.20%.

Face amount X capped index performance = $1,000 X 1.61200 = $1,612.00

Payment on the maturity date = $1,612.00, since $1,612.00 is greater than $1000.

EXAMPLE III: ANNUAL RETURNS ARE MIXED BUT NOTE RETURN IS LESS THAN THE INDEX
             RETURN

           INDEX VALUE                         ANNUAL RETURN
           AT BEGINNING      INDEX VALUE AT    ((INDEX VALUE
            OF PERIOD        END OF PERIOD      AT END/INDEX
         (AS % OF INITIAL   (AS % OF INITIAL      VALUE AT      ANNUAL RETURN
PERIOD     INDEX VALUE)       INDEX VALUE)     BEGINNING)-1))      CAPPED?
------   ----------------   ----------------   --------------   --------------
Year 1        100.0%             117.0%             17.0%       No, use 17.0%
Year 2        117.0%              61.0%            -47.9%       No, use -47.9%
Year 3         61.0%             100.0%             63.9%       Yes, at 30.0%
Year 4        100.0%             112.0%             12.0%       No, use 12.0%
Year 5        112.0%             120.0%              7.1%        No, use 7.1%
                  CAPPED INDEX PERFORMANCE                          95.16%
           PAYMENT AMOUNT AT MATURITY (ON $1,000)                 $1,000.00

Capped index performance = (1 + 0.170) X (1 - 0.479) X (1 + 0.639) X (1 + 0.120)
X (1 + 0.071) = 0.9516 or 95.16%.

Face amount X capped index performance = $1,000 X 0.95160 = $951.60

Payment on the maturity date = $1,000.00, since $1,000.00 is greater than $951.60.

EXAMPLE 4: ANNUAL RETURNS ARE POSITIVE BUT LESS THAN THE CAP RATE FOR EACH
           PERIOD (NOTE RETURN EQUALS THE PRICE RETURN ON THE INDEX)

           HYPOTHETICAL
           INDEX VALUE        HYPOTHETICAL     ANNUAL RETURN
           AT BEGINNING      INDEX VALUE AT    ((INDEX VALUE
            OF PERIOD        END OF PERIOD      AT END/INDEX
         (AS % OF INITIAL   (AS % OF INITIAL      VALUE AT      ANNUAL RETURN
PERIOD     INDEX VALUE)       INDEX VALUE)     BEGINNING)-1))      CAPPED?
------   ----------------   ----------------   --------------   -------------
                                                                   No, use
Year 1          100%             110.0%            10.00%          10.00%
Year 2          110%             115.0%             4.55%       No, use 4.55%
                                                                   No, use
Year 3          115%             135.0%            17.39%          17.39%
Year 4          135%             145.0%             7.41%       No, use 7.41%
                                                                   No, use
Year 5          145%             175.0%            20.69%          20.69%
                  CAPPED INDEX PERFORMANCE                         175.00%
           PAYMENT AMOUNT AT MATURITY (ON $1,000)                 $1,750.00

Capped index performance = (1 + 0.1000) X (1 + 0.0455) X (1 + 0.1739) X (1 +
0.0741) X (1 + 0.2069) = 1.7500 or 175.00%.

Face amount X capped index performance = $1,000 X 1.7500 = $1,750

Payment on the maturity date = $1,750, since $1,750 is greater than $1000.

EXAMPLE 5: ANNUAL RETURNS ARE NEGATIVE (RECEIVE ORIGINAL FACE AMOUNT)

           HYPOTHETICAL
           INDEX VALUE        HYPOTHETICAL     ANNUAL RETURN
           AT BEGINNING      INDEX VALUE AT    ((INDEX VALUE
            OF PERIOD        END OF PERIOD      AT END/INDEX
         (AS % OF INITIAL   (AS % OF INITIAL      VALUE AT      ANNUAL RETURN
PERIOD     INDEX VALUE)       INDEX VALUE)     BEGINNING)-1))      CAPPED?
------   ----------------   ----------------   --------------   --------------
Year 1          100%                95%            -5.00%       No, use -5.00%
Year 2           95%                92%            -3.16%       No, use -3.16%
Year 3           92%                87%            -5.43%       No, use -5.43%
Year 4           87%                80%            -8.05%       No, use -8.05%
Year 5           80%                93%            16.25%       No, use 16.25%
                  CAPPED INDEX PERFORMANCE                          93.00%
           PAYMENT AMOUNT AT MATURITY (ON $1,000)                  $930.00

Capped index performance = (1 - 0.0500) X (1 - 0.0316) X (1 - 0.0543) X (1 -
0.0805) X (1 + 0.1625) = 0.9300 or 93.00%.

Face amount X capped index performance = $1,000 X 0.9300 = $930.00

Payment on the maturity date = $1,000, since $1,000 is greater than $930.00.
                            ------------------------

We cannot predict the starting value or ending value for any period, the final index level on the determination date or the market value of your note, nor can we predict the relationship between the index level and the market value of your note at any time prior to the stated maturity date. The actual amount that a holder of the offered notes will receive at stated maturity and the total and pretax rates of return on the offered notes will depend entirely on the starting value and ending value for each reset date and the actual final index level, each as determined by the calculation agent as described above, as well as the actual cap rate. In particular, the index level could be lower or higher than the levels reflected in the table and the actual cap rate could be higher or lower than the assumed cap rate . Also, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your note on the stated maturity date may be very different from the information reflected in the tables above.

                          USE OF PROCEEDS AND HEDGING

      We will use the net proceeds we receive from the sale of the offered notes for the purposes we describe in the accompanying prospectus under "Use of Proceeds". We or our affiliates also expect to use those proceeds in transactions intended to hedge our obligations under the offered notes as described below.

      In anticipation of the sale of the offered notes, we and/or our affiliates expect to enter into hedging transactions involving purchases of listed or over-the-counter options, futures or other instruments linked to the index or some or all of the index stocks, and perhaps involving purchases of some or all of the index stocks, prior to and/or on the trade date. In addition, from time to time after we issue the offered notes, we and/or our affiliates expect to enter into additional hedging transactions and to unwind those we have entered into, perhaps in connection with the offered notes and in connection with other notes we issue, some of which may have returns linked to the index or the index stocks. Consequently, with regard to your note, from time to time, we and/or our affiliates:

- expect to acquire and dispose of securities that track the performance of the index and perhaps securities of the index stock issuers themselves,

- may take or dispose of positions in listed or over-the-counter options or other instruments linked to the index or some or all of the index stocks,

- may take or dispose of positions in listed or over-the-counter options or other instruments based on indices designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market and/or

- may take short positions in the index stocks or other securities of the kind described above -- i.e., we and/or our affiliates may sell securities of the kind that we do not own or that we borrow for delivery to purchaser.

      We and/or our affiliates may acquire a long or short position in securities similar to the offered notes from time to time and may, in our or their sole discretion, hold or resell those securities.

      In the future, we and/or our affiliates expect to close out a hedge position relating to your note and perhaps hedge positions relating to other notes with returns linked to the index or the index stocks. Those steps, which could occur on or before the determination date for your note, are likely to involve sales of some or all of the index stocks. They may also involve purchases of some or all of the index stocks as well as sales and/or purchases of listed or over-the-counter options or other instruments based on some or all of the index stocks, the index or indices designed to track the performance of the New York Stock Exchange or other components of the U.S. equity market.

         The hedging activity discussed above may adversely affect the market value of your note from time to time and the amount we will pay on your note at maturity. See "Additional Risk Factors Specific to Your
   Note -- Trading and Other Transactions by Goldman Sachs in Securities Linked to the Index Stocks May Impair the Value of Your Note" and "-- Our Business Activities May Create Conflicts of Interest Between You and Us" for a discussion of these adverse effects.

                                   THE INDEX

      We have derived all information regarding the index contained in this prospectus supplement, including its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, The Nasdaq Stock Market, which is the index sponsor and is commonly referred to as Nasdaq. Nasdaq owns the copyright and all other rights to the index. Nasdaq has no obligation to continue to publish, and may discontinue publication of, the index. The consequences of Nasdaq discontinuing the index are described in the section entitled "Specific Terms of Your Note -- Discontinuance of Modification of the Index" above.

      The Nasdaq-100 Index(R) is a modified capitalization-weighted index of 100 of the largest and most actively traded stocks of non-financial companies listed on the Nasdaq National Market tier of the National Market System. The index was first published in January 1985 and includes companies across a variety of major industry groups. As of June 30, 2001, the major industry groups covered in the index (listed according to their respective capitalization in the index) were as follows: computer and office equipment (33.2%), computer software/services (34.2%), telecommunications (14.9%), biotechnology (9.9%), services (2.8%), retail/wholesale trade (3.4%), health care (0.9%) and manufacturing (0.7%). Current information regarding the market value of the index is available from Nasdaq and from numerous market information services. The index is determined, comprised and calculated by Nasdaq(R) without regard to the offered notes.

                            COMPUTATION OF THE INDEX

UNDERLYING STOCK ELIGIBILITY CRITERIA AND ANNUAL RANKING REVIEW

      To be eligible for inclusion in the index, a security must be traded on the Nasdaq National Market tier of The Nasdaq Stock Market and meet the following criteria:

      (1) the security must be of a non-financial company;

      (2) only one class of security per issuer is allowed;

      (3) the security may not be issued by an issuer currently in bankruptcy proceedings;

      (4) the security must have an average daily trading value of at least 100,000 shares per day;

      (5) the security must have "seasoned" on the The Nasdaq Stock Market or another recognized market (generally, a company is considered to be seasoned by Nasdaq if it has been listed on the market system for at least two years; in the case of spin-offs, the operating history of the spin-off will be considered);

      (6) if a security would otherwise qualify to be in the top 25% of the issuers included in the index by market capitalization, then a one-year "seasoning" criteria would apply;

      (7) if the security is of a foreign issuer, the company must have a worldwide market value of at least $10 billion, a U.S. market value of at least $4 billion and average trading volume on The Nasdaq Stock Market of at least 200,000 shares per day; in addition, foreign securities must be eligible for listed options trading; and

      (8) the issuer of the security may not have entered into a definitive agreement or other arrangement which would result in the security no longer being listed on The Nasdaq Stock Market within the next six months.

      These index eligibility criteria may be revised from time to time by the National Association of Securities Dealers, Inc., the corporate parent of Nasdaq, without regard to the offered notes.

      The underlying stocks are evaluated annually as follows, except under extraordinary circumstances that may result in an interim evaluation (the "Ranking Review"). Securities listed on The Nasdaq Stock Market which meet the above eligibility criteria are ranked by market value. An index-eligible security which is already in the index and which is in the top 150 eligible securities (based on market value) is retained in the index provided that such security was ranked in the top 100 eligible securities as of the previous Ranking Review. Securities not meeting such criteria are replaced. The replacement securities chosen are those index-eligible securities not currently in the index which have the largest market capitalization. Generally, the list of annual additions and deletions is publicly announced via a press release in the early part of December. Replacements are made effective after the close of trading on the third Friday in December. Moreover, if at any time during the year an underlying stock is no longer traded on The Nasdaq Stock Market, or is otherwise determined by Nasdaq to become ineligible for continued inclusion in the index, the security will be replaced with the largest market capitalization security not currently in the index and meeting the index eligibility criteria listed above.

      In addition to the Ranking Review, the securities in the index are monitored every day by Nasdaq with respect to changes in total shares outstanding arising from secondary offerings, stock repurchases, exchanges or other corporate actions. Nasdaq has adopted the following quarterly scheduled weight adjustment procedures with respect to such changes. If the change in total shares outstanding arising from such corporate action is greater than or equal to 5.0%, such change is ordinarily made to the index on the evening prior to the effective date of such corporate action or as soon as practical thereafter. Otherwise, if the change in total shares outstanding is less than 5.0%, then all such changes are accumulated and made effective at one time on a quarterly basis after the close of trading on the third Friday in each of March, June, September and December. In either case, the index share weights for such underlying stocks are adjusted by the same percentage amount by which the total shares outstanding have changed in such underlying stocks. Ordinarily, whenever there is a change in index share weights or a change in a component security included in the index, Nasdaq adjusts the divisor to assure that there is no discontinuity in the value of the index that might otherwise be caused by any such change.

CALCULATION OF THE INDEX

      The Index is calculated under a "modified capitalization-weighted" methodology, which is a hybrid between equal weighting and conventional capitalization weighting. This methodology is expected to: (1) retain in general the economic attributes of capitalization weighting; (2) promote portfolio weight diversification (thereby limiting domination of the index by a few large stocks); (3) reduce index performance distortion by preserving the capitalization ranking companies; and (4) reduce market impact on the smallest underlying stocks from necessary weight rebalancings.

      Under the methodology employed, on a quarterly basis coinciding with Nasdaq's quarterly scheduled weight adjustment procedures, the underlying stocks are categorized as either "large stocks" or "small stocks" depending on whether their current percentage weights (after taking into account such scheduled weight adjustments due to stock repurchases, secondary offerings or other corporate actions) are greater than, or less than or equal to, the average percentage weight in the index (i.e., as a 100-stock index, the average percentage weight in the index is 1.0%).

      Such quarterly examination will result in an index rebalancing if either one or both of the following two weight distribution requirements are not met:
(1) the current weight of the single largest market capitalization underlying stock must be less than or equal to 24.0% and (2) the "collective weight" of those underlying stocks whose individual current weights are in excess of 4.5%, when added together, must be less than or equal to 48.0%. In addition, Nasdaq may conduct a special rebalancing if it is determined necessary to maintain the integrity of the index.

      If either one or both of these weight distribution requirements are not met upon quarterly review or Nasdaq determines that a special rebalancing is required, a weight rebalancing will be performed. First, relating to weight distribution requirement (1) above, if the current weight of the single largest underlying stock exceeds 24.0%, then the weights of all large stocks will be scaled down proportionately towards 1.0% by enough for the adjusted weight of the single largest underlying stock to be set to 20.0%. Second, relating to weight distribution requirement (2) above, for those underlying stocks whose individual current weights or adjusted weights in accordance with the preceding step are in excess of 4.5%, if their "collective weight" exceeds 48.0%, then the weights of all large stocks will be scaled down proportionately towards 1.0% by just enough for the "collective weight", so adjusted, to be set to 40.0%.

      The aggregate weight reduction among the large stocks resulting from either or both of the above rescalings will then be redistributed to the small stocks in the following iterative manner. In the first iteration, the weight of the largest small stock will be scaled upwards by a factor which sets it equal to the average index weight of 1.0%. The weights of each of the smaller remaining small stocks will be scaled up by the same factor reduced in relation to each stock's relative ranking among the small stocks such that the smaller the underlying stock in the ranking, the less the scale-up of its weight. This is intended to reduce the market impact of the weight rebalancing on the smaller component securities in the index.

      In the second iteration, the weight of the second largest small stock, already adjusted in the first iteration, will be scaled upwards by a factor which sets it equal to the average index weight of 1.0%. The weights of each of the smaller remaining small stocks will be scaled up by this same factor reduced in relation to each stock's relative ranking among the small stocks such that, once again, the smaller the stock in the ranking, the less the scale-up of its weight.

      Additional iterations will be performed until the accumulated increase in weight among the small stocks exactly equals the aggregate weight reduction among the large stocks from rebalancing in accordance with weight distribution requirement (1) and/or weight distribution requirement (2).

      Then, to complete the rebalancing procedure, once the final percentage weights of each index security are set, the index share weights will be determined again based upon the last sale prices and aggregate capitalization of the index at the close of trading on the Thursday in the week immediately preceding the week of the third Friday in March, June, September and December. Changes to the index share weights will be made effective after the close of trading on the third Friday in March, June, September and December and an adjustment to the index divisor will be made to ensure continuity of the index.

      Ordinarily, new rebalanced weights will be determined by applying the above procedures to the current index share weights. However, Nasdaq may from time to time determine rebalanced weights, if necessary, by instead applying the above procedure to the actual current market capitalization of the index components. In such instances, Nasdaq would announce the different basis for rebalancing prior to its implementation.

      Neither The Goldman Sachs Group, Inc. nor any of its affiliates accepts any responsibility for the calculation, maintenance or publication of, or for any error, omission or disruption in, the index or any successor index. The index sponsor does not guarantee the accuracy or the completeness of the index or any data included in the index. The index sponsor assumes no liability for any errors, omissions or disruption. The index sponsor disclaims all responsibility for any errors or omissions in the calculation and dissemination of the index or the manner in which the index is applied in determining any reference index level or final index level or any amount payable on maturity of the offered notes.

                     HISTORICAL CLOSING LEVELS OF THE INDEX

      The first table below sets forth the closing levels of the index on the last business day of each year from 1996 through 1998. The second table below sets forth the high, the low and the last closing levels of the index for each of the four calendar quarters in 1999 and 2000, and for the first three calendar quarters of 2001, through July 25, 2001. We obtained the closing levels listed in the tables below from Bloomberg Financial Services, without independent verification.

      Since its inception, the level of the index has experienced significant fluctuations. Any historical upward or downward trend in the closing level of the index during any period shown below is not an indication that the index is more or less likely to increase or decrease at any time during the term of your note. You should not take the historical levels of the index as an indication of future performance. We cannot give you any assurance in that the future performance of the index or the index stock will result in you receiving an amount greater than the outstanding face amount of your note on the stated maturity date.

                      YEAR-END CLOSING LEVELS OF THE INDEX

YEAR                          CLOSING LEVEL
----                          --------------
1996........................       821.36
1997........................       990.80
1998........................     1,836.01

              QUARTERLY HIGH, LOW AND CLOSING LEVELS OF THE INDEX

                                                                HIGH       LOW       CLOSE
                                                                ----       ---       -----
1999
  Quarter ended March 31....................................  2,144.66   1,854.39   2,106.39
  Quarter ended June 30.....................................  2,296.77   1,967.84   2,296.77
  Quarter ended September 30................................  2,545.41   2,163.77   2,407.90
  Quarter ended December 31.................................  3,707.83   2,362.11   3,707.83
2000
  Quarter ended March 31....................................  4,704.73   3,340.81   4,397.84
  Quarter ended June 30.....................................  4,291.53   3,023.42   3,763.79
  Quarter ended September 30................................  4,099.30   3,477.31   3,570.61
  Quarter ending December 31................................  3,457.97   2,210.32   2,341.70
2001
  Quarter ended March 31....................................  2,730.05   1,563.14   1,573.25
  Quarter ended June 30.....................................  2,052.57   1,370.75   1,830.19
  Quarter ended September 30, 2000 (through July 25,
     2001)..................................................  1,827.07   1,604.86   1,627.86
  Closing Level on July 25, 2001............................                        1,627.86

                           -------------------------

                               LICENSE AGREEMENT

      Nasdaq and The Goldman Sachs Group, Inc. have entered into a non-exclusive license agreement providing for the license to The Goldman Sachs Group, Inc., in exchange for a fee, of the right to use the index in connection with the issuance of certain securities, including the offered notes. Goldman, Sachs & Co. is a sub-licensee to that license agreement.

      The offering notes are not sponsored, endorsed, sold or promoted by The Nasdaq Stock Market or its affiliates, referred to collectively as the "Corporations". The Corporations have not passed on the legality or suitability of, or the accuracy or adequacy of descriptions and disclosures relating to, the offered notes. The Corporations make no representation or warranty, express or implied, to the owners of the offered notes or any member of the public regarding the advisability of investing in securities generally or in the offered notes particularly, or the ability of the index to track general stock market performance. The Corporation's only relationship to Goldman Sachs is in the licensing of the Nasdaq-100(R), Nasdaq-100 Index(R) and Nasdaq(R) trademarks or service marks, and certain trade names of the Corporations and the use of the index which is determined, composed or calculated by the Corporations without regard to Goldman Sachs or the offered notes. The Corporations have no obligation to take the needs of Goldman Sachs or the owners of the offered notes into consideration in determining, composing or calculating the index. The Corporations are not responsible for and have not participated in the determination of the timing of, prices at or quantities of the offered notes to be issued or in the determination or calculation of the equation by which the offered notes are to be exchanged into cash. The Corporations have no liability in connection with the administration, marketing or trading of the offered notes.

      THE CORPORATIONS DO NOT GUARANTEE THE ACCURACY AND/OR UNINTERRUPTED CALCULATION OF THE INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY GOLDMAN SACHS, OWNERS OF THE OFFERED NOTES OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE INDEX OR ANY DATA INCLUDED THEREIN. THE CORPORATIONS MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WILL THE CORPORATIONS HAVE ANY LIABILITY FOR ANY LOST PROFITS OR SPECIAL, INCIDENTAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES, EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

      All disclosures contained in this prospectus supplement regarding the index, including its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by the Corporations. Goldman Sachs does not assume any responsibility for the accuracy or completeness of that information.

           SUPPLEMENTAL DISCUSSION OF FEDERAL INCOME TAX CONSEQUENCES

      The following section supplements the discussion of U.S. Federal income taxation in the accompanying prospectus with respect to United States holders. The following section is the opinion of Sullivan & Cromwell, counsel to The Goldman Sachs Group, Inc.

      This section applies to you only if you are a United Sates holder that holds your note as a capital asset for tax purposes. You are a United States holder if you are a beneficial owner of a note and you are:
- a citizen or resident of the United States;

- a domestic corporation;

- an estate whose income is subject to United States federal income tax regardless of its source; or

- a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

      This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

- a dealer in securities or currencies;

- a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;

- a bank;

- a life insurance company;

- a tax exempt organization;

- a person that owns a note as a hedge or that is hedged against interest rate risks;

- a person that owns a note as part of a straddle or conversion transaction for tax purposes; or

- a person whose functional currency for tax purposes is not the U.S. dollar.

      This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

--------------------------------------------------------------------------------

         Please consult your own tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your note in your particular circumstances.
--------------------------------------------------------------------------------

      Your note will be treated as a single debt instrument subject to special rules governing contingent payment obligations for United States federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your note and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your note (the "comparable yield") and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules will generally have the effect of requiring you to include amounts in respect of your note prior to your receipt of cash attributable to such income.

      You may obtain the comparable yield and projected payment schedule from us by contacting the Goldman Sachs Corporate Treasury Department, Debt Administration Group, at 212-902-1000. You are required to use the comparable yield and projected payment schedule that we compute in determining your interest accruals in respect of your note, unless you timely disclose and justify on your federal income tax return the use of a different comparable yield and projected payment schedule.

--------------------------------------------------------------------------------

         The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of your note, and we make no representation regarding the amount of contingent payments with respect to your note.
--------------------------------------------------------------------------------

      If you purchase your note for an amount that differs from the note's adjusted issue price at the time of the purchase, you must determine the extent to which the difference between the price you paid for your note and its adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly. The adjusted issue price of your note will equal your note's original issue price plus any interest deemed to be accrued on your note (under the rules governing contingent payment obligations) as of the time you purchase your note.

      If the adjusted issue price of your note is greater than the price you paid for your note, you must make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year, and the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon maturity by the amounts allocated to each of interest and projected payment schedule; if the adjusted issue price of your note is less than the price you paid for your note, you must make negative adjustments, decreasing the amount of interest that you must include in income each year, and the amount of ordinary income (or increasing the amount of ordinary loss) recognized upon maturity by the amounts allocated to each of interest and projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

      Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of a note at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

      You will recognize gain or loss upon the sale or maturity of your note in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in your note. In general, your adjusted basis in your note will equal the amount you paid for your note, increased by the amount of interest you previously accrued with respect to your note (in accordance with the comparable yield and the projected payment schedule for your note) and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase your note at a price other than the adjusted issue price determined for tax purposes.

      Any gain you recognize upon the sale or maturity of your note will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your note, and thereafter, capital loss.

                             BACKUP WITHHOLDING AND
                             INFORMATION REPORTING

      Please see the discussion under "United States Taxation -- Taxation of Debt Securities -- Backup Withholding and Information Reporting -- United States Holders" in the accompanying prospectus for a description of the applicability of the backup withholding and information reporting rules to payments made on your note.

                    EMPLOYEE RETIREMENT INCOME SECURITY ACT

      This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the offered notes.

      The Employee Retirement Income Security Act of 1974, as amended, which we call "ERISA" and the Internal Revenue Code of 1986, as amended, prohibit certain transactions involving the assets of an employee benefit plan and certain persons who are "parties in interest" (within the meaning of ERISA) or "disqualified persons" (within the meaning of the Internal Revenue Code) with respect to the plan; governmental plans may be subject to similar prohibitions. Therefore, a plan fiduciary considering purchasing notes should consider whether the purchase or holding of such instruments might constitute a prohibited transaction".

      The Goldman Sachs Group, Inc. and certain of its affiliates each may be considered a "party in interest" or a "disqualified person" with respect to many employee benefit plans by reason of, for example, The Goldman Sachs Group, Inc. (or its affiliate) providing services to such plans. Prohibited transactions within the meaning of ERISA or the Internal Revenue Code may arise, for example, if notes are acquired by or with the assets of a pension or other employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Internal Revenue Code (including individual retirement accounts and other plans described in Section 4975(e)(1) of the Internal Revenue
Code), which we call a "Plan", and with respect to which The Goldman Sachs Group, Inc. or any of its affiliates is a "party in interest" or a "disqualified person", unless those notes are acquired under an exemption for transactions effected on behalf of that Plan by a "qualified professional asset manager" or an "in-house asset manager", for transactions involving insurance company general accounts or under another available exemption. The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the Plan, by purchasing and holding the offered notes, or exercising any rights related thereto, to represent that (a) such purchase, holding and exercise will not result in a non-exempt prohibited transaction under ERISA or the Internal Revenue Code (or, with respect to a governmental plan, under any similar applicable law or regulation) and (b) neither The Goldman Sachs Group, Inc. nor any of its affiliates is a "fiduciary" (within the meaning of Section 3(21) of ERISA) with respect to the purchaser or holder by reason of such person's acquisition, disposition or holding of the offered notes, or any exercise related thereto, and no advice provided by The Goldman Sachs Group, Inc. or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the offered notes and the transactions contemplated with respect to the offered notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan, and propose to invest in the offered notes, you should consult your legal counsel.

                       SUPPLEMENTAL PLAN OF DISTRIBUTION

      The Goldman Sachs Group, Inc. has agreed to sell to Goldman, Sachs & Co., and Goldman, Sachs & Co. has agreed to purchase from The Goldman Sachs Group, Inc., the aggregate face amount of the offered notes specified on the front cover of this prospectus supplement. Offered notes sold by Goldman, Sachs & Co. to the public will initially be offered at the original issue price. Any offered notes sold by Goldman, Sachs & Co. to securities dealers may be sold at a
discount from the original issue price of up to      % of the original issue
price. Any such securities dealers may resell any offered notes purchased from Goldman, Sachs & Co. to certain other brokers or dealers at a discount from the
original issue price of up to      % of the original issue price. If all of the
offered notes are not sold at the original issue price, Goldman, Sachs & Co. may change the offering price and the other selling terms.

      In the future, Goldman, Sachs & Co. or other affiliates of The Goldman Sachs Group, Inc. may repurchase and resell the offered notes in market-making transactions, with resales being made at prices related to prevailing market prices at the time of resale or at negotiated prices. For more information about the plan of distribution and possible market-making activities, see "Plan of Distribution" in the accompanying prospectus.

                        NOTICE TO INVESTORS IN SINGAPORE

      Notes may not be offered or sold, nor may any document or other material in connection with the notes be issued, circulated or distributed, either directly or indirectly, to persons in Singapore other than (i) under circumstances in which the offer or sale does not constitute an offer or sale of the notes to the public in Singapore or (ii) to persons whose ordinary business it is to buy or sell shares or debentures, whether as principal or agent.

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     NO DEALER, SALESPERSON OR OTHER PERSON IS AUTHORIZED TO GIVE ANY
INFORMATION OR TO REPRESENT ANYTHING NOT CONTAINED IN THIS PROSPECTUS. YOU MUST NOT RELY ON ANY UNAUTHORIZED INFORMATION OR REPRESENTATIONS. THIS PROSPECTUS IS AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES IT DESCRIBES, BUT ONLY UNDER CIRCUMSTANCES AND IN JURISDICTIONS WHERE IT IS LAWFUL TO DO SO. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS CURRENT ONLY AS OF ITS DATE.
                           -------------------------

                               TABLE OF CONTENTS

                                            PAGE
                                            ----
             PROSPECTUS SUPPLEMENT

Summary Information.......................   S-2
Additional Risk Factors Specific to Your
  Note....................................   S-7
Specific Terms of Your Note...............  S-12
Hypothetical Returns on Your Note.........  S-18
Use of Proceeds and Hedging...............  S-23
The Index.................................  S-24
Supplemental Discussion of Federal Income
  Tax Consequences........................  S-29
Employee Retirement Income Security Act...  S-31
Supplemental Plan of Distribution.........  S-32

   PROSPECTUS SUPPLEMENT DATED JUNE 25, 2001

Use of Proceeds...........................   S-2
Description of Notes We May Offer.........   S-3
United States Taxation....................  S-20
Employee Retirement Income Security Act...  S-20
Supplemental Plan of Distribution.........  S-20
Validity of the Notes.....................  S-22

                   PROSPECTUS

Available Information.....................     2
Prospectus Summary........................     4
Ratio of Earnings to Fixed Charges........     8
Description of Debt Securities We May
  Offer...................................
Description of Warrants We May Offer......    31
Description of Purchase Contracts We May
  Offer...................................    49
Description of Units We May Offer.........    54
Description of Preferred Stock We May
  Offer...................................    60
Description of Capital Stock..............    67
Legal Ownership and Book-Entry Issuance...    73
Considerations Relating to Securities
  Issued in Bearer Form...................    79
Considerations Relating to Indexed
  Securities..............................    83
Considerations Relating to Securities
  Denominated or Payable in or Linked to a
  Non-U.S. Dollar Currency................    86
United States Taxation....................    89
Plan of Distribution......................   109
Employee Retirement Income Security Act...   111
Validity of the Securities................   112
Experts...................................   112
Cautionary Statement Pursuant to the
  Private Securities Litigation Reform Act
  of 1995.................................   113

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                             $

                               THE GOLDMAN SACHS
                                  GROUP, INC.
              CAPERS (CAPPED PERIODIC RETURN SECURITIES) DUE 2006
                      (LINKED TO THE NASDAQ-100 INDEX(R))
                           -------------------------

                              [GOLDMAN SACHS LOGO]
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                              GOLDMAN, SACHS & CO.
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